Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES COMPLETES ACQUISITION OF

96,607 SF FBI FIELD OFFICE IN RICHMOND, VIRGINIA

WASHINGTON, D.C. – December 15, 2015 – Easterly Government Properties, Inc. (NYSE: DEA), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has closed on the acquisition of a 96,607 square foot Federal Bureau of Investigation (FBI) field office in Richmond, VA.

FBI - Richmond is one of 56 field offices of the FBI, a bureau-level federal agency within the U.S. Department of Justice, which serves a dual role as both a federal criminal investigative body and an intelligence agency. FBI - Richmond serves as the regional headquarters and is responsible for the oversight of six FBI resident agencies located throughout the state of Virginia.

“As an intelligence-driven and threat-focused national security organization, the FBI carries out investigations, assesses local and regional crime threats and works closely with partners on cases and operations at field offices such as FBI - Richmond” said William C. Trimble III, Chief Executive Officer of Easterly Government Properties, Inc. “We are gratified to support the FBI as it fulfills its mission to protect and defend the United States against terrorist and foreign intelligence threats, to uphold and enforce the criminal laws of the United States, and to provide leadership and criminal justice services to federal, state, municipal, and international agencies and partners.”

The FBI focuses on threats that challenge the foundations of American society, using intelligence to protect the nation and bring to justice those who violate the law. FBI - Richmond, the fourth FBI field office in Easterly’s portfolio, was built in 2001 and is leased to the GSA with five years remaining on a 20-year lease. The property possesses a number of security features including 100 foot setbacks, reinforced security fencing and vehicle barriers, blast resistant envelope and window features, and intrusion detection systems.

“The team at Easterly continues to deliver on its goal of materially growing earnings through acquisitions in the U.S. Government-leased property market” said Darrell Crate, Chairman of Easterly Government Properties, Inc. “The addition of the FBI - Richmond field office is anticipated to bring Pro Forma Cash NOI to a run-rate annualized level of approximately $59.5 million. This represents approximately 23% growth from the annualized Cash NOI levels reported at the time of our IPO in February, 2015.”

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future operating and financial results (such as Pro forma Cash Net Operating Income (NOI)). Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 30, 2015. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Net Operating Income (NOI) is calculated as total property revenues (rental income, tenant reimbursements and other income) less property operating expenses and real estate taxes from the properties owned by the Company. Cash NOI excludes from NOI straight-line rent and amortization of above-/below-market leases. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.

Pro forma indicates the calculation of the Company’s financial results excluding the impact of any one-time, non-recurring expenses related to its initial public offering, including legal and accounting fees and new entity formation costs.

Contact:

Easterly Government Properties, Inc.

Alison M. Bernard

Chief Financial Officer

202-971-9867

IR@easterlyreit.com